Exhibit 99.1

FOR IMMEDIATE RELEASE
Media Contact:
Sabina Haskell
(802) 658-7351
shaskell@fairpoint.com

FAIRPOINT COMMUNICATIONS REPORTS
2013 SECOND QUARTER RESULTS

•	Unlevered Free Cash Flow[1] of $35 million for the quarter and $68 million year-to-date

•	Adjusted EBITDA[1] of $66 million for the quarter and $130 million year-to-date

•	Capital expenditures of $27 million for the quarter and $57 million year-to-date

•	Net loss of $43 million for the quarter and $91 million year-to-date

•	Management reaffirms financial guidance for fiscal year 2013

Charlotte, N.C. (August 5, 2013) - FairPoint Communications, Inc. (NasdaqCM: FRP) (“FairPoint” or the “Company”), a leading communications provider, today announced its financial results for the second quarter ended June 30, 2013. As previously announced, the Company will host a conference call and simultaneous webcast to discuss its results at 8:30 a.m. (ET) on Tuesday, August 6, 2013.

“Our performance this quarter demonstrates continued success in the execution of our four-pillar strategy,” said CEO Paul H. Sunu. “Our revenue trend is very encouraging and we believe we have entered into a period of revenue stabilization while generating sustainable cash flow to create long-term value for our shareholders.”

Operating Highlights

FairPoint continued the positive momentum in its growth-oriented business and broadband products. Growth in business and broadband products is a key component of FairPoint's strategy to transform its revenue composition and offset continued erosion in the Company's legacy access products like residential voice. In the second quarter, data and Internet services revenue grew 11% versus a year ago as products like FairPoint's Ethernet retail service offerings continued to attract new customers. In fact, data and Internet services revenue increased 5% sequentially in the second quarter, marking the Company's largest sequential growth rate since this time last year.

Ethernet services contributed approximately $14 million of revenue in the second quarter of 2013 as compared to $10 million a year ago, as retail and wholesale Ethernet circuits grew 49.2% year-over-year. Growth in the Company's Ethernet products is expected to continue based on demand from customers like regional banks, healthcare networks and wireless carriers.

Broadband subscribers, pro forma for divestitures, grew 4.2% year-over-year and 0.8% sequentially - an acceleration of year-over-year growth for the fourth consecutive quarter. FairPoint added more than 13,000 broadband subscribers during the last 12 months, as penetration reached 36.4% of the Company's voice access lines at June 30, 2013.

Voice access lines, pro forma for divestitures, declined 7.5% year-over-year as compared to 7.8% a year ago. The improvement was driven largely by a slowdown in the rate of loss in business voice access lines, which declined 2.1% year-over-year as compared to 3.3% a year ago.

As of June 30, 2013, FairPoint had 3,255 employees, a decrease of 4.5% versus a year ago. Headcount declined by 66 employees, or 2.0%, in the second quarter of 2013 due in part to a previously announced workforce reduction. In that announcement, FairPoint disclosed its reduction of approximately 30 management personnel during the first quarter of 2013 and 90 bargained-for positions thereafter in fiscal year 2013. The management and bargained-for reductions are expected to result in annualized operating expense savings of approximately $11 million, with the full benefit realized beginning in 2014.
_________________

1 Unlevered Free Cash Flow and Adjusted EBITDA are non-GAAP financial measures. Additional information regarding the calculation of Unlevered Free Cash Flow and Adjusted EBITDA and a reconciliation to net income or loss are contained in the attachments to this press release.

FairPoint plans to discontinue its participation with the National Exchange Carrier Association (NECA) in its special access rate of return pool for wholesale DSL services for certain of its rural operating companies.  This regulatory election will have the impact of lowering revenue from the pool, which will be more than offset by the expenses no longer required to be paid into the pool.  Beginning in the third quarter of 2013, the change is anticipated to decrease revenue by $1.7 million per quarter while increasing Adjusted EBITDA by over $140,000 per quarter.

Financial Highlights

Second Quarter 2013 as compared to First Quarter 2013

Revenue decreased less than $1 million during the second quarter of 2013 to $235 million. Adjusting for the impact of the sale of the Idaho-based operations on Jan. 31, 2013, revenue was nearly equal to that in the first quarter of 2013. Minor declines in voice services and access revenues were offset by growth in data and Internet services and other services revenues. Data and Internet services revenue increased as subscribers and retail Ethernet circuits grew. Other services revenues increased due to the completion of certain construction projects.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $169 million in the second quarter of 2013 as compared to $172 million in the first quarter of 2013. The decrease was primarily the result of lower building-related expenses, cost of services and bad debt expense, partially offset by higher contracted services.

Adjusted EBITDA was $66 million in the second quarter of 2013 as compared to $64 million in the first quarter of 2013. The reduction in adjusted operating expenses more than offset the sequential decline in revenue as described above.

Capital expenditures were $27 million in the second quarter of 2013 as compared to $30 million in the first quarter of 2013.

Unlevered Free Cash Flow, which measures Adjusted EBITDA minus capital expenditures, pension contributions and cash payments for other post-employment benefits (“OPEB”), was $35 million in the second quarter of 2013 as compared to $33 million in the first quarter of 2013. Unlevered Free Cash Flow was higher in the second quarter of 2013 as higher Adjusted EBITDA and lower capital expenditures more than offset the pension contribution in the second quarter of 2013. Aggregate pension and OPEB payments are expected to be $20 million for the full year, which includes FairPoint's intention to make voluntary contributions to its pension plans in fiscal year 2013.

Net loss was $43 million in the second quarter of 2013 as compared to a net loss of $47 million in the first quarter of 2013. The change was due primarily to lower total operating expenses and first quarter's loss on the debt refinancing, partially offset by a lower tax benefit and first quarter's gain from the sale of the Idaho-based operations.

Cash was $27 million as of June 30, 2013, as compared to $17 million as of March 31, 2013. Total debt outstanding was $938 million after taking into consideration the regularly scheduled amortization payment of $1.6 million during the second quarter of 2013, as compared to $940 million as of March 31, 2013. The Company's $75 million revolving credit facility is undrawn, with $57 million available for borrowing after applying $18 million for outstanding letters of credit.

Second Quarter 2013 as compared to Second Quarter 2012

Revenue was $235 million in the second quarter of 2013 as compared to $243 million a year earlier. Adjusting for the impact of the sale of the Idaho-based operations on Jan. 31, 2013, revenue declined $7 million versus a year earlier. The change was due primarily to a decline in voice services and access revenues, which was partially offset by growth in data and Internet services revenue. The loss of voice access lines versus a year ago led to a decrease in voice services revenue, while a decline in switched access minutes of use led to lower switched access revenue. In addition, customers continued to migrate from legacy access products such as DS1, DS3, frame relay and private line to wholesale Ethernet-based products, which tend to have lower average revenue per unit.

Adjusting for items that are added back in the computation of Adjusted EBITDA, operating expenses were $169 million in the second quarter of 2013 as compared to $173 million a year earlier. The decrease was primarily the result of lower cost of services and lower bad debt expense, partially offset by lower capitalized labor. Although FairPoint had reduced its workforce, labor intensive capital projects were also lower in fiscal year 2013 resulting in a reduction of capitalized labor and a corresponding increase in operating expenses.

Adjusted EBITDA was $66 million in the second quarter of 2013 as compared to $73 million a year earlier. The second quarter of 2012 was favorably impacted by a reversal of certain bankruptcy claims, which resulted in a $3 million increase to Adjusted EBITDA as compared to the second quarter of 2013. The remaining variance is explained by the revenue decline discussed above, partially offset by improvement in adjusted operating expenses.

Capital expenditures were $27 million in the second quarter of 2013 as compared to $32 million a year earlier. The decrease year-over-year was due primarily to regulatory build-out requirements in fiscal year 2012.

Unlevered Free Cash Flow of $35 million in the second quarter of 2013 was equal to the $35 million a year earlier. The stability was due primarily to lower Adjusted EBITDA, which was offset by lower capital expenditures and smaller pension contributions in the second quarter of 2013.

Net loss was $43 million in the second quarter of 2013 as compared to a net loss of $37 million in the second quarter of 2012. The change was due primarily to a combination of lower revenues described above and higher interest expense, partially offset by lower depreciation expense and the absence of the significant reversal of certain bankruptcy claims that occurred in the second quarter of 2012.

2013 Guidance

FairPoint's fiscal year 2013 guidance remains unchanged.

The Company expects to generate $100 million to $110 million of Unlevered Free Cash Flow in 2013. In addition, Adjusted EBITDA is expected to be $255 million to $265 million, capital expenditures are expected to be approximately $135 million and aggregate pension contributions and cash OPEB payments are expected to be approximately $20 million.

Quarterly Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 2013, which will be filed with the SEC no later than August 9, 2013. The Company's results for the quarter ended June 30, 2013 are subject to the completion of the quarterly report.

Conference Call Information

As previously announced, FairPoint will host a conference call and simultaneous webcast to discuss its second quarter 2013 results at 8:30 a.m. (ET) on Tuesday, August 6, 2013.

Participants should call (866) 804-6929 (US/Canada) or (857) 350-1675 (international) at 8:20 a.m. (ET) and enter the passcode 65602981 when prompted. The title of the call is the Q2 2013 FairPoint Communications, Inc. Earnings Conference Call.

A telephonic replay will be available for anyone unable to participate in the live call. To access the replay, call (888) 286-8010 (US/Canada) or (617) 801-6888 (international) and enter the passcode 74938039 when prompted. The recording will be available from Tuesday, August 6, 2013, at 10:30 a.m. (ET) through Tuesday, August 13, 2013, at 11:59 p.m. (ET).

A live broadcast of the earnings conference call will be available online at www.fairpoint.com/investors. An online replay will be available shortly thereafter.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including but not limited to Adjusted EBITDA and Unlevered Free Cash Flow, and adjustments to GAAP and non-GAAP measures to exclude the effect of special items. Management believes that Adjusted EBITDA provides a useful measure of operational and financial performance and removes variability related to pension contributions and OPEB payments and that Unlevered Free Cash Flow may be useful to investors in assessing the Company's ability to generate cash and meet its debt service requirements. The maintenance covenants contained in the Company's credit facility are based on Consolidated EBITDA, which is consistent with the calculation of Adjusted EBITDA included in the attachments to this press release. In addition, management believes that the adjustments to GAAP and non-GAAP measures to exclude the effect of special items may be useful to investors in understanding period-to-period operating performance and in identifying historical and prospective trends.

However, the non-GAAP financial measures, as used herein, are not necessarily comparable to similarly titled measures of other companies. Furthermore, Adjusted EBITDA and Unlevered Free Cash Flow have limitations as analytical tools and should not be considered in isolation from, or as an alternative to, net income or loss, operating income, cash flow or other combined income or cash flow data prepared in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Unlevered Free Cash Flow and related ratios should not be considered as measures of discretionary cash available to invest in business growth or reduce indebtedness. The Company compensates for these limitations by relying primarily on its GAAP results and using Adjusted EBITDA and Unlevered Free Cash Flow only supplementally. A reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to net loss or income is contained in the attachments to this press release.

About FairPoint Communications, Inc.

FairPoint Communications, Inc. (NasdaqCM: FRP) is a leading communications provider of broadband Internet access, local and long-distance phone, television and other high-capacity data services to customers in communities across 17 states. Through its fast, reliable fiber network, FairPoint delivers high-quality data and voice networking communications solutions to residential, business and wholesale customers. FairPoint delivers VantagePointSM services through its resilient IP-based network in northern New England. This state-of-the-art fiber network provides carrier Ethernet connections to support the surging bandwidth and performance requirements for cloud-based applications like network storage, disaster recovery, distance learning, medical imaging, video conferencing and CAD/CAM along with traditional voice, VoIP, video and Internet access solutions. Additional information about FairPoint products and services is available at www.FairPoint.com.

Cautionary Note Regarding Forward-looking Statements

Some statements herein or discussed on our earnings conference call are known as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include, but are not limited to, statements about the Company's plans, objectives, expectations and intentions and other statements contained herein that are not historical facts. When used herein, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Because these forward-looking statements involve known and unknown risks and uncertainties, there are important factors that could cause actual results, events or developments to differ materially from those expressed or implied by these forward-looking statements, including the Company's plans, objectives, expectations and intentions and other factors. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of the date hereof. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made on related subjects in the Company's subsequent reports filed with the SEC.

Certain information contained herein or discussed on our earnings conference call may constitute guidance as to projected financial results and the Company's future performance that represent management's estimates as of the date hereof. This guidance, which consists of forward-looking statements, is prepared by the Company's management and is qualified by, and subject to, certain assumptions. Guidance is not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither the Company's independent registered public accounting firm nor any other independent expert or outside party compiles or examines the guidance and, accordingly, no such person expresses any opinion or any other form of assurance with respect thereto. Guidance is based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control and are based upon specific assumptions with respect to future business decisions, some of which will change. Management generally states possible outcomes as high and low ranges which are intended to provide a sensitivity analysis as variables are changed but are not intended to represent actual results, which could fall outside of the suggested ranges. The principal reason that the Company releases this data is to provide a basis for management to discuss the Company's business outlook with analysts and investors. The Company does not accept any responsibility for any projections or reports published by any such outside analysts or investors. Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, the Company's guidance is only an estimate of what management believes is realizable as of the date hereof. Actual results will vary from the guidance and the variations may be material. Investors should also recognize that the reliability of any forecasted financial data diminishes the farther in the future that the data is forecast. In light of the foregoing, investors are urged to put the guidance in context and not to place undue reliance on it.

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FAIRPOINT COMMUNICATIONS, INC.
Supplemental Financial Information
(Unaudited)
(in thousands, except operating and financial metrics)

	2Q13	1Q13	4Q12	3Q12	2Q12	YTD 2Q13	YTD 2Q12
Summary Income Statement:
Revenue:
Voice services	$101,660	$103,717	$108,487	$111,337	$111,525	$205,377	$226,302
Access	79,235	81,632	82,476	82,015	84,686	160,867	171,509
Data and Internet services	40,054	38,174	36,668	36,793	36,118	78,228	69,450
Other services	13,551	11,946	12,039	11,907	11,124	25,497	24,666
Total revenue	234,500	235,469	239,670	242,052	243,453	469,969	491,927
Operating expenses:
Operating expenses, excluding depreciation, amortization and reorganization	192,246	205,497	194,692	186,417	190,672	397,743	401,575
Depreciation and amortization	84,523	91,433	99,845	89,782	93,780	175,956	186,987
Reorganization (income) expense (post-emergence)	(398)	(163)	377	172	(2,823)	(561)	(4,215)
Total operating expenses	276,371	296,767	294,914	276,371	281,629	573,138	584,347
Loss from operations	(41,871)	(61,298)	(55,244)	(34,319)	(38,176)	(103,169)	(92,420)
Other income (expense):
Interest expense	(20,097)	(18,002)	(16,608)	(16,991)	(16,983)	(38,099)	(34,011)
Loss on debt refinancing	—	(6,787)	—	—	—	(6,787)	—
Other income (expense), net	10	425	14	548	(125)	435	177
Total other expense	(20,087)	(24,364)	(16,594)	(16,443)	(17,108)	(44,451)	(33,834)
Loss from continuing operations before income taxes	(61,958)	(85,662)	(71,838)	(50,762)	(55,284)	(147,620)	(126,254)
Income tax benefit	18,850	28,133	39,658	13,433	18,211	46,983	42,469
Net loss from continuing operations	(43,108)	(57,529)	(32,180)	(37,329)	(37,073)	(100,637)	(83,785)
Gain on sale of discontinued operations	—	10,044	—	—	—	10,044	—
Net loss	$(43,108)	$(47,485)	$(32,180)	$(37,329)	$(37,073)	$(90,593)	$(83,785)

Reconciliation of Adjusted EBITDA and Unlevered Free Cash Flow to Net Loss:
Net loss	$(43,108)	$(47,485)	$(32,180)	$(37,329)	$(37,073)	$(90,593)	$(83,785)
Income tax benefit	(18,850)	(28,133)	(39,658)	(13,433)	(18,211)	(46,983)	(42,469)
Interest expense	20,097	18,002	16,608	16,991	16,983	38,099	34,011
Depreciation and amortization	84,523	91,433	99,845	89,782	93,780	175,956	186,987
Pension expense (1a)	6,980	5,884	4,005	4,166	4,573	12,864	9,638
OPEB expense (1a)	15,247	15,076	11,899	11,729	13,373	30,323	27,247
Compensated absences (1b)	(3,048)	11,122	(3,925)	(4,490)	(2,864)	8,074	8,744
Severance	3,430	698	938	592	1,907	4,128	4,850
Restructuring costs (1c)	101	17	258	338	276	118	739
Storm expenses (1d)	—	—	3,000	—	—	—	—
Other non-cash items, net (1e)	351	826	2,068	1,211	395	1,177	239
Gain on sale of assets	207	(10,044)	—	—	—	(9,837)	—
Early debt payment expenses	—	6,787	—	—	—	6,787	—
All other allowed adjustments, net (1f)	507	(314)	(288)	(358)	143	193	(29)
Adjusted EBITDA	$66,437	$63,869	$62,570	$69,199	$73,282	$130,306	$146,172
Adjusted EBITDA margin	28.3%	27.1%	26.1%	28.6%	30.1%	27.7%	29.7%
Pension contributions	$(3,527)	$—	$—	$(7,344)	$(5,156)	$(3,527)	$(10,506)
OPEB payments	(726)	(1,020)	(1,125)	(656)	(794)	(1,746)	(1,402)
Capital expenditures	(27,413)	(29,910)	(49,070)	(37,669)	(32,070)	(57,323)	(58,327)
Unlevered Free Cash Flow	$34,771	$32,939	$12,375	$23,530	$35,262	$67,710	$75,937

	2Q13	1Q13	4Q12	3Q12	2Q12	YTD 2Q13	YTD 2Q12
Reconciliation of Adjusted EBITDA to Revenue:
Total revenue	$234,500	$235,469	$239,670	$242,052	$243,453	$469,969	$491,927
Storm expenses (1d)	—	—	812	—	—	—	—
Adjusted total revenue	$234,500	$235,469	$240,482	$242,052	$243,453	$469,969	$491,927
Operating expenses, excluding depreciation, amortization and reorganization	$192,246	$205,497	$194,692	$186,417	$190,672	$397,743	$401,575
Pension expense (1a)	(6,980)	(5,884)	(4,005)	(4,166)	(4,573)	(12,864)	(9,638)
OPEB expense (1a)	(15,247)	(15,076)	(11,899)	(11,729)	(13,373)	(30,323)	(27,247)
Compensated Absences (1b)	3,048	(11,122)	3,925	4,490	2,864	(8,074)	(8,744)
Severance	(3,430)	(698)	(938)	(592)	(1,907)	(4,128)	(4,850)
Storm expenses (1d)	—	—	(2,188)	—	—	—	—
Other non-cash items, net (1e)	(493)	(937)	(1,793)	(1,402)	(412)	(1,430)	(441)
All other allowed adjustments, net (1f)	(581)	—	—	—	—	(581)	—
Adjusted operating expenses, excluding depreciation, amortization and reorganization	$168,563	$171,780	$177,794	$173,018	$173,271	$340,343	$350,655
Adjusted operating expenses margin	71.9%	73.0%	74.2%	71.5%	71.2%	72.4%	71.3%
Adjusted income from continuing operations, excluding depreciation, amortization and reorganization	$65,937	$63,689	$62,688	$69,034	$70,182	$129,626	$141,272
Adjusted income from continuing operations margin	28.1%	27.0%	26.2%	28.5%	28.8%	27.6%	28.7%
Reversal of certain bankruptcy claims	500	180	(118)	165	3,100	680	4,900
Adjusted EBITDA	$66,437	$63,869	$62,570	$69,199	$73,282	$130,306	$146,172
Adjusted EBITDA margin	28.3%	27.1%	26.1%	28.6%	30.1%	27.7%	29.7%

Select Operating and Financial Metrics:
Residential access lines (2)	556,584	568,594	584,211	599,995	616,564	556,584	616,564
Business access lines (2)	294,183	294,353	295,134	298,055	300,437	294,183	300,437
Wholesale access lines (3)	61,911	63,068	65,641	67,886	69,375	61,911	69,375
Total switched access lines (2)	912,678	926,015	944,986	965,936	986,376	912,678	986,376
% change y-o-y	(7.5)%	(7.8)%	(7.7)%	(7.7)%	(7.8)%	(7.5)%	(7.8)%
% change q-o-q	(1.4)%	(2.0)%	(2.2)%	(2.1)%	(1.8)%	N/A	N/A

Broadband subscribers (2) (4)	332,620	330,082	324,977	321,102	319,296	332,620	319,296
% change y-o-y	4.2%	4.1%	3.9%	3.3%	5.2%	4.2%	5.2%
% change q-o-q	0.8%	1.6%	1.2%	0.6%	0.7%	N/A	N/A
penetration of access lines	36.4%	35.6%	34.4%	33.2%	32.4%	36.4%	32.4%

Access line equivalents (2)	1,245,298	1,256,097	1,269,963	1,287,038	1,305,672	1,245,298	1,305,672
% change y-o-y	(4.6)%	(4.9)%	(5.0)%	(5.2)%	(4.9)%	(4.6)%	(4.9)%
% change q-o-q	(0.9)%	(1.1)%	(1.3)%	(1.4)%	(1.2)%	N/A	N/A

Retail Ethernet	3,857	3,532	3,192	2,826	2,417	3,857	2,417
Wholesale Ethernet	3,374	2,933	2,753	2,561	2,429	3,374	2,429
Ethernet Circuits	7,231	6,465	5,945	5,387	4,846	7,231	4,846
% change y-o-y	49.2%	44.9%	N/A	N/A	N/A	49.2%	N/A
% change q-o-q	11.8%	8.7%	10.4%	11.2%	8.6%	N/A	N/A

Employee Headcount	3,255	3,321	3,369	3,398	3,410	3,255	3,410
% change y-o-y	(4.5)%	(3.9)%	(4.9)%	(7.9)%	(14.8)%	(4.5)%	(14.8)%

(1) For purposes of calculating Adjusted EBITDA (in accordance with the definition of Consolidated EBITDA in the Company's credit agreement), the Company adjusts net (loss) income for interest, income taxes, depreciation and amortization, in addition to:

a) the add-back of aggregate pension and other post-employment benefits (OPEB) expense,
b) the add-back (or subtraction) of the adjustment to the compensated absences accrual to eliminate the impact of changes in the accrual,
c) the add-back of costs related to the restructuring, including professional fees for advisors and consultants,
d) the add-back of costs and expenses, including those imposed by regulatory authorities, with respect to casualty events, acts of God or force majeure to the extent they are not reimbursed from proceeds of insurance,

e) the add-back of other non-cash items, except to the extent they will require a cash payment in a future period, and
f) the add-back (or subtraction) of other items, including facility and office closures, labor negotiation expenses, non-cash gains/losses, non-operating dividend and interest income and other extraordinary gains/losses.

(2) Access and subscriber lines are presented pro forma for the divestiture of our Idaho-based operations and pay phone operations in our northern New England footprint.
(3) Wholesale access lines include Resale and UNE-P, but exclude UNE-L and special access circuits.
(4) Broadband subscribers include DSL, fiber-to-the-premise, cable modem and fixed wireless broadband, but exclude Ethernet and other high-capacity circuits.

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
June 30, 2013 and December 31, 2012
(in thousands, except share data)

	June 30, 2013	December 31, 2012
	(unaudited)
Assets:
Cash	$26,982	$23,203
Restricted cash	2,271	6,818
Accounts receivable (net of $16.7 million and $18.9 million allowance for doubtful accounts, respectively)	86,800	86,999
Prepaid expenses	17,928	20,128
Other current assets	4,064	4,219
Deferred income tax, net	16,011	16,376
Assets held for sale	—	12,549
Total current assets	154,056	170,292
Property, plant and equipment (net of $806.6 million and $642.1 million accumulated depreciation, respectively)	1,328,525	1,438,309
Intangible assets (net of $27.2 million and $21.6 million accumulated amortization, respectively)	111,415	116,992
Debt issue costs, net	7,678	1,111
Restricted cash	651	651
Other assets	4,123	5,006
Total assets	$1,606,448	$1,732,361

Liabilities and Stockholders’ Deficit:
Current portion of long-term debt	$6,400	$10,000
Current portion of capital lease obligations	1,348	1,220
Accounts payable	60,702	57,832
Claims payable and estimated claims accrual	682	1,282
Accrued interest payable	10,285	176
Other accrued liabilities	55,067	72,036
Liabilities held for sale	—	407
Total current liabilities	134,484	142,953
Capital lease obligations	1,204	1,470
Accrued pension obligations	212,350	203,537
Accrued post-retirement healthcare obligations	645,420	616,379
Deferred income taxes	86,922	127,361
Other long-term liabilities	13,010	11,474
Long-term debt, net of current portion	913,549	947,000
Total long-term liabilities	1,872,455	1,907,221
Total liabilities	2,006,939	2,050,174
Commitments and contingencies
Stockholders’ deficit:
Common stock, $0.01 par value, 37,500,000 shares authorized, 26,483,483 and 26,288,998 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	264	262
Additional paid-in capital	509,348	506,153
Retained deficit	(658,832)	(568,239)
Accumulated other comprehensive loss	(251,271)	(255,989)
Total stockholders’ deficit	(400,491)	(317,813)
Total liabilities and stockholders’ deficit	$1,606,448	$1,732,361

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
Three and Six Months Ended June 30, 2013 and 2012
(Unaudited)
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues	$234,500	$243,453	$469,969	$491,927
Operating expenses:
Cost of services and sales, excluding depreciation and amortization	108,163	103,960	224,774	225,435
Selling, general and administrative expense, excluding depreciation and amortization	84,083	86,712	172,969	176,140
Depreciation and amortization	84,523	93,780	175,956	186,987
Reorganization related income	(398)	(2,823)	(561)	(4,215)
Total operating expenses	276,371	281,629	573,138	584,347
Loss from operations	(41,871)	(38,176)	(103,169)	(92,420)
Interest expense	(20,097)	(16,983)	(38,099)	(34,011)
Loss on debt refinancing	—	—	(6,787)	—
Other (expense) income	10	(125)	435	177
Loss from continuing operations before income taxes	(61,958)	(55,284)	(147,620)	(126,254)
Income tax benefit	18,850	18,211	46,983	42,469
Loss from continuing operations	(43,108)	(37,073)	(100,637)	(83,785)
Gain on sale of discontinued operations, net of taxes	—	—	10,044	—
Net loss	$(43,108)	$(37,073)	$(90,593)	$(83,785)

(Loss) earnings per share, basic:
Continuing operations	$(1.64)	$(1.43)	$(3.84)	$(3.23)
Discontinued operations	—	—	0.38	—
Loss per share, basic	$(1.64)	$(1.43)	$(3.46)	$(3.23)

(Loss) earnings per share, diluted:
Continuing operations	$(1.64)	$(1.43)	$(3.84)	$(3.23)
Discontinued operations	—	—	0.38	—
Loss per share, diluted	$(1.64)	$(1.43)	$(3.46)	$(3.23)

FAIRPOINT COMMUNICATIONS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
Six Months Ended June 30, 2013 and 2012
(Unaudited)
(in thousands)

	Six Months Ended June 30,
	2013	2012
Cash flows from operating activities:
Net loss	$(90,593)	$(83,785)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	(41,003)	(43,315)
Provision for uncollectible revenue	4,189	1,297
Depreciation and amortization	175,956	186,987
Post-retirement healthcare	28,656	25,846
Qualified pension	9,337	(869)
Gain on sale of business	(16,774)	—
Loss on debt refinancing	6,787	—
Other non-cash items	2,900	457
Changes in assets and liabilities arising from operations:
Accounts receivable	(4,063)	401
Prepaid and other assets	1,392	(1,269)
Restricted cash	3,971	(9,966)
Accounts payable and accrued liabilities	(14,172)	6,389
Accrued interest payable	10,109	(6)
Other assets and liabilities, net	5,487	(440)
Reorganization adjustments:
Non-cash reorganization income	(680)	(4,954)
Claims payable and estimated claims accrual	80	(7,518)
Restricted cash - cash claims reserve	577	20,041
Total adjustments	172,749	173,081
Net cash provided by operating activities	82,156	89,296
Cash flows from investing activities:
Net capital additions	(57,323)	(58,327)
Proceeds from sale of business	30,315	—
Distributions from investments	417	572
Net cash used in investing activities	(26,591)	(57,755)
Cash flows from financing activities:
Refinancing costs	(13,217)	—
Proceeds from issuance of long-term debt	920,590	—
Repayments of long-term debt	(958,600)	(5,000)
Restricted cash	—	483
Proceeds from exercise of stock options	46	30
Repayment of capital lease obligations	(605)	(634)
Net cash used in financing activities	(51,786)	(5,121)
Net change	3,779	26,420
Cash, beginning of period	23,203	17,350
Cash, end of period	$26,982	$43,770
Supplemental disclosure of cash flow information:
Reorganization costs paid	$235	$620
Non-cash settlement of claims payable	$—	$7,668